Exhibit 99.(d)(8)(ii)

Schedule A
to the
Sub-Advisory Agreement
between
Brinker Capital Investments
and
CrossingBridge Advisors, LLC
As of September 24, 2020, as amended October 1, 2023 and January 25, 2024

The following fee schedule shall be effective as of April 1, 2024:

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations Low Duration Fixed Income Fund	Low Duration High Yield	[*****] [*****]
Destinations Global Fixed Income Opportunities Fund	Corporate Credit	[*****] [*****]

THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC D.B.A BRINKER CAPITAL INVESTMENTS

By:	/s/ Kylee Beach
Name: Kylee Beach

Title: General Counsel & Secretary

THE SUB-ADVISER:

CROSSINGBRIDGE ADVISORS, LLC

By:	/s/ David K Sherman

Name: David K Sherman

Title:

Schedule A